Exhibit 99.1

Senomyx Expands Cool Program Collaboration with Firmenich

SAN DIEGO, CA – November 14, 2017 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners, and Firmenich, the world’s largest privately-owned company in the fragrance and flavor business, announced today the expansion of their Cool Program collaborative agreement.

With this amendment to our Cool Collaboration Agreement, Firmenich continues its long-standing tradition of investing in innovation. Under terms of the amended agreement, Firmenich will be granted an exclusive license to CoolmyxTM CL19 and related cooling ingredients in all product categories. This amendment also includes a license expansion for product categories covering applications in the flavor, oral care and consumer product markets.

“During the second quarter, Senomyx engaged an advisor to pursue strategic options related to certain flavor ingredient assets,” stated John Poyhonen, President and Chief Executive Officer of Senomyx. “We have been gratified by the significant third-party interest in this family of cooling ingredients, and we believe that Firmenich’s exclusive license of Coolmyx CL19 is an outstanding opportunity for both companies. Signing this amended agreement is consistent with our goal of securing non-dilutive funding to support our corporate priorities.”

Under the terms of the amended agreement, Senomyx will receive an upfront payment of $10 million for the exclusive license and pre-payment of Cool Program royalty obligations covering the period from 2018 through 2020. Under the terms of the amended agreement, Firmenich’s royalty payment obligations will resume in 2021 and will continue through the length of the agreement.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

About Firmenich

Firmenich is the world’s largest privately-owned company in the fragrance and flavor business. Founded in Geneva, Switzerland, in 1895, it has created many of the world’s best-known perfumes and flavors that billions of consumers enjoy each day. Its passion for smell and taste is at the heart of its success. It is renowned for its world-class research and creativity, as well as its thought leadership in sustainability and exceptional understanding of consumer trends. Each year, it invests 10% of its turnover in R&D, reflecting its continuous desire to understand, share and sublimate the best that nature has to offer. Firmenich had an annual turnover of 3.34 billion Swiss Francs at the end of June 2017.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2017, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:
Dave Humphrey	Nollaig Forrest
Vice President, Finance	Vice President Corporate Communications
Senomyx, Inc.	Firmenich, SA
858-646-8305	+41 22 780 50 88
Dave.Humphrey@Senomyx.com Investor Relations: Matt Glover and Tom Colton Liolios Group, Inc. 949-574-3860 SNMX@liolios.com	Nollaig.Forrest@Firmenich.com